Exhibit 10.1 (ii)

Amendment No. 2 to
Anthem 2001 Stock Incentive Plan

Pursuant to rights reserved under Section 15 of the Anthem 2001 Stock Incentive Plan, as amended (the “Plan”), the Board of Directors of Anthem, Inc. hereby amends the Plan effective July 29, 2002, as follows:

1. Section 2 (q) of the Plan is amended and restated in its entirety to read as follows:

2. (q) “Fair Market Value” means the closing trading price of a share of Company Stock, as reported on the New York Stock Exchange as of the Date of Grant or as of any other date for which the value of Company Stock must be determined under the Plan, or with respect to grants of Incentive Awards made as of the first day the Company Stock trades on the New York Stock Exchange, the price at which shares of the Company Stock are offered to the public in the Initial Public Offering.

2. Section 5 (c) of the Plan is amended and restated in its entirety to read as follows:

5. (c) Each Eligible Director who was not an employee of the Company or any Subsidiary for at least one year before the Date of Grant of an Option under the Plan shall be eligible to receive Nonstatutory Stock Options under Section 11. Each Eligible Director shall be eligible to receive Company Stock in lieu of Fees and Retainer Fees under Section 11 and to elect to defer receipt of Company Stock if so permitted by the Committee as provided in Section 11.

3. Section 11 (b) (iii) of the Plan is amended and restated in its entirety to read as follows:

11. (b) (iii) EXERCISE OF OPTIONS. Subject to Section 11(b)(v) below, all Options shall become exercisable as follows: one-third on the one-year anniversary of the Date of Grant; one-third on the second anniversary of the Date of Grant, and the remainder on the third anniversary of the Date of Grant. Once exercisable, all or any portion of an Option may be exercised until the earlier of:

(1) thirty-six months of the date the Eligible Director ceases to be a director of the Company for any reason, including death or disability; or

(2) the expiration of ten (10) years from the Date of Grant.

4. Section 11(d) of the Plan is amended and restated in its entirety to read as follows:

(d) DEFERRALS OF STOCK. An Eligible Director may elect to defer the payment of some or all of the shares of Company Stock otherwise payable under Section 11(c) if so approved by the Committee; provided, however, that any such approval or other action by the Committee with respect to deferrals of stock fees shall not become effective for fees payable before the calendar year immediately following the date of the Committee’s approval or action.

5. All other terms and provisions of the Plan shall remain in full force and effect.

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